                                                                    Exhibit 12.1




                            Odyssey Re Holdings Corp.
                 Ratio of Earnings to Fixed Charges - Historical
                 For the Nine Months Ended September 30, 2004 and
                        For the Years Ended December 31,
                               1999 through 2003




                                                  Nine Months
                                                    Ended                            Years Ended December 31,
                                                 September 30,      --------------------------------------------------------------
                                                      2004            2003        2002         2001           2000           1999
                                                 --------------     -------      ------       ------         ------        -------
Pre-tax income from continuing operations:

Per financial statements                            205,608         378,294     258,066      (15,619)        80,586         79,560

Less: Income (loss) from equity investees            18,236          52,961      11,792       (1,311)         3,008            695

Add: Distributed income from
     equity investees                                 9,816           6,877       6,003        5,557          1,407             --
                                                    -------         -------     -------       ------         ------        -------
Pre-tax income from continuing
     operations, excluding undistributed
     income (loss) from equity investees            197,188         332,210     252,277       (8,751)        78,985         78,865
                                                    -------         -------     -------       ------         ------        -------
Interest expense                                     18,202          11,540       8,689        5,938             --             --

Amortization of debt expenses                         1,003           1,117         475          550             --             --

Rent expense                                          2,175           2,525       1,956        1,651          1,719          2,745
                                                    -------         -------     -------       ------         ------        -------
               Total fixed charges                   21,380          15,182      11,120        8,139          1,719          2,745
                                                    -------         -------     -------       ------         ------        -------
Pre-tax income from continuing
     operations plus fixed charges                  218,568         347,392     263,397         (612)        80,704         81,610
                                                    -------         -------     -------       ------         ------        -------
       Ratio of earnings to fixed charges             10.22           22.88       23.69           (a)         46.95          29.73
                                                    =======         =======     =======       ======         ======        =======


(a) - Due to the registrant's loss in 2001, the ratio coverage was less than 1:1. The registrant would have had to generate additional earnings of $8.8 million to achieve a coverage ratio of 1:1.